Exhibit 99.1

IRIDEX Announces 2018 Fourth Quarter and Full Year Financial Results

MOUNTAIN VIEW, Calif., March 5, 2019 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the fourth quarter and year ended December 29, 2018.

Fourth Quarter Highlights

•	Cyclo G6® product revenue increased approximately 16% year-over-year
•	Shipped a record 12,300 Cyclo G6 probes
•	Shipped 122 Cyclo G6 Glaucoma Laser Systems
•	Revenue of $11.5 million, a 12% increase year-over-year

“I am pleased with the accomplishments of our team in 2018.  We took significant steps to grow our market share and future opportunity in glaucoma. The efforts we have made on the commercial front combined with the substantial clinical data supporting our G6 and MicroPulse® technology are increasing the awareness and acceptance of our G6 platform, as evidenced by the growth in sales of both G6 systems and probes,” said William M. Moore, President and CEO. “In 2019 we look to further leverage our position to grow the installed base, increase probe utilization and introduce new products to enhance our portfolio.”

Fourth Quarter 2018 Financial Results

Revenue for the three months ended December 29, 2018 increased 12% to $11.5 million from $10.2 million during the same period of the prior year. The increase in revenue was driven by growth from G6 product revenues and complemented by growth in retina product revenues.

Gross profit for the fourth quarter of 2018 was $4.7 million, or 41.0% gross margin, compared to $2.2 million, or 21.2% gross margin, in the same period of the prior year. The improvement in gross margin was due primarily to the elimination of costs associated with the voluntary product recall, partially offset by the impact of a shift in product mix.

Operating expenses for the fourth quarter of 2018 were $7.6 million compared to $7.4 million in the same period of the prior year. This increase is attributable to investments to support the Company’s commercial infrastructure, including increased sales and marketing, and general and administrative expenses.

Loss from operations for the fourth quarter of 2018 was $2.9 million, compared to loss from operations of $5.2 million for the same period of the prior year.

Full Year 2018 Financial Results

Exhibit 99.1

Revenue for the year ended December 29, 2018 increased 2.4% to $42.6 million from $41.6 million in 2017. The increase in revenue was primarily driven by growth from Cyclo G6 product revenues, partially offset by a decrease in retina product revenues.

Gross profit for the full year 2018 was $17.5 million, or 41.0% gross margin, compared to $15.5 million, or 37.3% gross margin, for the prior year. The improvement in gross margin was due primarily to lower manufacturing costs and the elimination of costs associated with the voluntary product recall in the prior year period, partially offset by the impact of a shift in geographic mix.

Operating expenses for 2018 were $30.3 million compared to $28.4 million in the prior year. This increase is attributable to investments to support the Company’s commercial infrastructure, including increased sales and marketing expenses, and general and administrative expenses.

Loss from operations for 2018 was $12.9 million, compared to loss from operations of $12.9 million in the prior year.

Cash and cash equivalents were $21.2 million as of December 29, 2018.

Guidance for Full Year 2019

IRIDEX projects Cyclo G6 probe shipments of 58,000 to 63,000 and projects Cyclo G6 system shipments of 475 to 525 in 2019.  Total revenue for the full year is expected to be $43 million to $46 million.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 7159238.  A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.  A telephone replay will also be available beginning Tuesday, March 5, 2019 through Wednesday, March 6, 2019, by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, using conference ID: 7159238.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Exhibit 99.1

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the future demand, utilization and order levels for the Company's products, plans to introduce new products, and the Company’s guidance for fiscal 2019 and future financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017

Total revenues	$11,467	$10,243	$42,600	$41,593
Cost of revenues	6,762	8,073	25,129	26,090
Gross profit	4,705	2,170	17,471	15,503

Operating expenses:
Research and development	852	1,180	4,006	5,208
Sales and marketing	4,420	4,195	16,782	14,541
General and administrative	2,342	1,978	9,551	8,782
Gain on sale of intellectual property	-	-	-	(175)
Impairment of long-lived assets	-	35	-	35
Total operating expenses	7,614	7,388	30,339	28,391

Loss from operations	(2,909)	(5,218)	(12,868)	(12,888)
Other income (expense), net	76	(88)	92	(107)
Loss from operations before provision for (benefit from) income taxes	(2,833)	(5,306)	(12,776)	(12,995)
Provision for (benefit from) income taxes	23	(151)	37	(128)
Net loss	$(2,856)	$(5,155)	$(12,813)	$(12,867)

Net loss per share:
Basic	$(0.21)	$(0.44)	$(1.05)	$(1.11)
Diluted	$(0.21)	$(0.44)	$(1.05)	$(1.11)

Weighted average shares used in computing net loss per share
Basic	13,599	11,586	12,199	11,555
Diluted	13,599	11,586	12,199	11,555

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	December 29,	December 30	,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$21,194	$21,707
Accounts receivable, net	9,083	7,863
Inventories	8,794	9,381
Prepaid expenses and other current assets	547	500
Total current assets	39,618	39,451
Property and equipment, net	1,220	1,403
Intangible assets, net	100	116
Goodwill	533	533
Other long-term assets	201	143
Total assets	$41,672	$41,646

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,516	$1,724
Accrued compensation	2,962	2,459
Accrued expenses	2,763	2,153
Accrued warranty	622	1,536
Deferred revenue	2,225	2,520
Total current liabilities	11,088	10,392

Long-term liabilities:
Accrued warranty	238	199
Other long-term liabilities	385	533
Total liabilities	11,711	11,124

Stockholders' equity:
Common stock	145	126
Additional paid-in capital	71,548	59,385
Accumulated other comprehensive income	70	-
Accumulated deficit	(41,802)	(28,989)
Total stockholders' equity	29,961	30,522

Total liabilities and stockholders' equity	$41,672	$41,646